UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Gaia, Inc.
833 West South Boulder Road
Louisville, Colorado 80027
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 8, 2025
To our shareholders:
We will hold the 2025 annual meeting of shareholders of Gaia, Inc. (“we”, “us”, “our”, “company”, or “Gaia”), a Colorado corporation, on Thursday, May 8, 2025, at 9:30 a.m. Mountain Time virtually at www.virtualshareholdermeeting.com/GAIA2025, for the following purposes:
1.	to elect six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;
2.	to approve an amendment to the Gaia, Inc. 2019 Long-Term Incentive Plan; and
3.	to transact such other business as may properly be brought before our annual meeting, or any adjournment(s) or postponement(s) thereof.
Our board of directors has fixed the close of business on March 20, 2025, as the record date for the annual meeting. Only shareholders of record on the record date are entitled to notice of, and to vote at, our annual meeting and any adjournments or postponements thereof. A list of shareholders entitled to vote at our annual meeting will be available for inspection by any of our shareholders prior to our annual meeting, upon written request showing a proper purpose, during normal business hours at our Louisville, Colorado office. The shareholder list will also be available online during the annual meeting.
Under U.S. Securities and Exchange Commission (the “SEC”) rules, we have elected to provide access to our proxy materials both by sending you this full set of printed proxy materials, including a proxy statement, a proxy card, voting instructions, and our 2024 annual report and by notifying you of the availability of our proxy materials on the Internet. On April 8, 2025, we expect to mail our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a full set of printed proxy materials.
Our 2025 proxy statement and 2024 annual report are also available online at www.proxyvote.com along with instructions on how to vote.
Our shareholders are cordially invited to attend our virtual annual meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/GAIA2025, you must enter the 16-digit control number included in your voting instruction form or proxy card. Although you may vote online during the virtual annual meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined on your proxy card to ensure that your shares are represented and voted.

By Order of the Board of Directors

Ned Preston, CFO
April 8, 2025

YOUR VOTE IS IMPORTANT
We urge you to vote your shares as promptly as possible by following the voting instructions on your proxy card.
•	If you have shares registered in your own name, you may vote your shares in a number of ways:
•	via the Internet at www.proxyvote.com;
•	by telephone, if you have a proxy card and you are in the U.S. and Canada, by calling (800) 690-6903;
•	by mailing us an executed proxy card; or
•	via the Internet at the virtual annual meeting.
If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.
EXPLANATORY NOTE
We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies. We will remain a “smaller reporting company” until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is at least $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are at least $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is at least $700 million measured on the last business day of our second fiscal quarter.

Gaia, Inc.
833 West South Boulder Road
Louisville, Colorado 80027
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 8, 2025
We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2025 annual meeting of shareholders to be held on Thursday, May 8, 2025, starting at 9:30 a.m. Mountain Time virtually at www.virtualshareholdermeeting.com/GAIA2025, and at any adjournment(s) or postponement(s) thereof. On or about April 8, 2025, we expect to mail or give to our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a full set of printed proxy materials, including a proxy statement, a proxy card, voting instructions, and our 2024 annual report and by notifying you of the availability of our proxy materials on the Internet. The address of our principal executive office is 833 West South Boulder Road, Louisville, Colorado 80027.
PURPOSE OF ANNUAL MEETING
At the annual meeting, our shareholders will be asked: (i) to elect six directors of our company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; (ii) to approve an amendment to the Gaia, Inc. 2019 Long-Term Incentive Plan (the “Plan Amendment”); and (iii) to transact such other business as may properly be brought before the annual meeting. Our board recommends a vote “FOR” the election of the nominees for directors of Gaia, Inc., a Colorado corporation (“we”, “us”, “our”, “company”, or “Gaia”), listed below; and “FOR” the Plan Amendment.
ATTENDING THE ANNUAL MEETING
To attend, vote, and submit questions during the annual meeting visit www.virtualshareholdermeeting.com/GAIA2025 and enter the 16-digit control number included in your proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting. A technical support line will be available on the meeting website for any questions on how to participate in the annual meeting or if you encounter any difficulties accessing the virtual meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING
Quorum and Voting Rights
Holders of a majority of the outstanding votes eligible to be cast by our Class A common stock and Class B common stock at the annual meeting must be present at the annual meeting or represented by proxy to constitute a quorum. Only shareholders of record at the close of business on the record date, March 20, 2025 will be entitled to notice of, and to vote at, the annual meeting. As of March 20, 2025, there were 19,672,638 shares of our Class A common stock, par value $0.0001 per share, and 5,400,000 shares of our Class B common stock, par value $0.0001 per share, outstanding and entitled to vote. Holders of our Class A common stock as of the record date are entitled to one vote for each share held and holders of our Class B common stock as of the record date are entitled to ten votes for each share held. The holders of our Class A common stock and Class B common stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes eligible to be cast on the subject matter shall be the act of the shareholders, other than with respect to the election of directors, as described below.
Mr. Jirka Rysavy, our Chairman, holds all 5,400,000 outstanding shares of our Class B common stock and 291,682 shares of our Class A common stock. These shares are sufficient to constitute a quorum and to elect all Gaia directors. Mr. Rysavy has indicated that he plans to vote in favor of the proposal identified in this proxy statement as recommended by the board.
All shares of our common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote, although abstentions will count towards the presence of a quorum. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise.
IT IS THE INTENTION OF THE AGENT DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF ALL SIX NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND “FOR” THE PLAN AMENDMENT (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY). IF ANY NOMINEE FOR DIRECTOR BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY OUR BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. JIRKA RYSAVY, WHO HOLDS SHARES WITH A MAJORITY OF THE VOTES, HAS INFORMED GAIA THAT HE INTENDS TO VOTE HIS SHARES IN FAVOR OF THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT; AND “FOR” THE PLAN AMENDMENT.
Revocability of Proxies
A proxy may be revoked prior to exercise by: (a) filing with Gaia a written revocation of the proxy; (b) attending the virtual annual meeting and voting online; (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 7, 2025 (only your latest telephone or Internet proxy is counted); or (d) submitting to Gaia a duly executed proxy bearing a later date.
Delivery of Materials
Under U.S. Securities and Exchange Commission (the “SEC”) rules, on April 8, 2025, we expect to mail or give to our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a full set of printed proxy materials, including a proxy statement, a proxy card, voting instructions, and our 2024 annual report and by notifying you of the availability of our proxy materials on the Internet. If you received your annual meeting materials by mail, the proxy statement, the proxy card, voting instructions, and our 2024 annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and 2024 annual report on the Internet, which are both available at www.proxyvote.com. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. Our annual report is not to be considered as a part of this proxy statement or as having been incorporated by reference into this proxy statement.
This proxy statement, the proxy card, voting instructions and our 2024 annual report are being made available to shareholders at www.proxyvote.com.

Proxy Solicitation Costs
We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other materials furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and other employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Our board of directors proposes that Kristin Frank, Keyur Patel, Jirka Rysavy, Paul Sutherland, Anaal Udaybabu, and Robert Grant be elected as directors of our company, to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted “FOR” these nominees. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. If for any unforeseen reason any nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.
Our business encompasses the operation of a global digital video subscription streaming service and community that provides curated conscious media to its subscribers in a context characterized by rapidly evolving technologies, exposure to business cycles, and significant competition. Our board of directors is responsible for reviewing and assessing the appropriate skills, experience, and background sought of directors in the context of our business and the current membership on the board of directors. This assessment of board skills, experience, and background includes numerous diverse factors, such as independence; understanding of and experience in video subscription services, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the board of directors regarding these factors change from time to time to consider changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective board members. The board of directors reviews and assesses the relevance of and emphasis on these factors in connection with candidate searches.
We do not expect or intend that each director will have the same background, skills, and experience; we expect that board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the board of directors in its oversight and advice concerning our business and operations. The biographies set forth below note each director’s or director nominee’s relevant experience, qualifications, and skills that led to the conclusion that such individual should serve as a director of our company.
•
Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a large scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•
Business Development Experience. Directors who have a background in business development and in acquisitions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “build versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Brand and Mission Experience. Directors who have brand and mission experience can provide guidance as we seek to maintain and expand brand awareness and advancement of the company’s mission.
•
Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control over such activities.

•
Industry and Technical Expertise. Because we are a media content provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing products, the various media categories that we develop, and the market segments in which we compete.

The names of our director nominees, their ages, and the years in which they began serving as directors and their positions, are set forth below. Except for Mr. Grant, all of the director nominees currently serve as directors. Each director serves for a one-year term.
Kristin Frank—age 59—Director since October 2013. She has served as Chief Executive Officer of the software company AdPredictive since March 2020 and President since September 2018. Before joining AdPredictive, Ms. Frank spent 23 years at Paramount Global, formerly known as Viacom Inc., where she served from 2015 to 2017 as Chief Operating Officer of the $1B+ division for MTV. From 2013 to 2015, Ms. Frank served as Executive Vice President and Head of Digital for Viacom's Music and Entertainment Connected Content Division. From 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital. Ms. Frank currently serves on the boards of Beachbody, Inc. and the privately held company board of AdPredictive.
Keyur Patel—age 59—Director since May 2017. He has served as the Chairman and Chief Executive Officer at Fuse+Media Pvt. Ltd. since 2008. Mr Patel was a Co-Founder and a Chairman of Fabrik, LLC, led the turnarounds for Inktomi and Maxtor, and incubated, hatched, and ran a number of successful companies including Brience, Metrius, Webvibe, and Phoenix Software. He served as a General Partner of ComVentures. Mr. Patel has also served as the Managing Partner and Chief Strategy Officer of KPMG Consulting Worldwide, Chief Executive Officer at KPMG Internet business, and Managing Partner and Managing Director of the Price Waterhouse Technology Consulting Practice.
Jirka Rysavy—age 70—Founder and Chairman. He has been Chairman since our inception and has served as our Chief Executive Officer, other than during the period from March 2009 to July 2016 and since December 2023. Mr. Rysavy is the beneficial owner of approximately 23% of our outstanding shares. In 1986, Mr. Rysavy founded Corporate Express, Inc., which, under his leadership as Chairman and CEO, grew to become a Fortune 500 company. Mr. Rysavy also founded and served as Chairman and CEO of Crystal Market, a health foods concept, which was sold in 1987 to become the concept and first Wild Oats Market, now Whole Foods Market/Amazon. Mr. Rysavy was also Chairman of Real Goods Solar, Inc., an entity Gaia founded in 1999 and brought public in 2009 and resigned from the board in 2013 after Gaia sold its investment.
Paul Sutherland—age 70—Director since June 2012. He has worked in the investment and financial advisory business since 1975. Until it was acquired by Mercer Advisors in December 2018, he was President of Financial & Investment Management Group, Ltd., a registered investment adviser that he founded in 1984 and managed investment portfolios on a discretionary basis for individuals, trusts, foundations and retirement plans. Mr. Sutherland is Chairman and a founding board member of the Utopia Foundation, Squaring the Education Pyramid Institute, and is author of various books including Zenvesting.
Anaal Udaybabu—age 54—Director since May 2021. She is the founder of Culture Unplugged, a global platform of documentaries for cultural transformation, which served over 50 million people globally. She founded and recently launched Fasting Culture with a vision to integrate consciousness within through at-home diagnostics and Integral Fasting — the experience she has been exploring at the Center for Healing & Transformation, which she founded in India.
Robert Grant—age 55—Director nominee. He is a founder, Chairman and CEO of Crown Sterling Limited, a personal data sovereignty company and founder and CEO of CEYEBER Corp, founder and Vice Chairman of ALPHAEON Corporation (a subsidiary of Strathspey Crown Holdings LLC which assets include Evolus Inc (NASDAQ: EOLS); AEON Biopharma Inc., and ALPHAEON Credit. He is the Chairman of Crown Holdings LLC (formerly Strathspey Crown) a growth equity holding company. Previously he was CEO and President of Bausch and Lomb Surgical in 2010 and President of Allergan Medical from 2006 to 2010.
Vote Required
Directors will be elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. If no instructions are indicated on a proxy card, the shares will be voted “FOR” the election of these nominees for director. Because director nominees must receive a plurality of the votes cast at the annual meeting, a vote withheld from a particular nominee or from all nominees or abstentions will not affect the election of that nominee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES OF THE BOARD

DIRECTOR INDEPENDENCE, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
Board Size and Director Independence
The size of the board of directors is determined by the board pursuant to our Bylaws. Our board of directors currently consists of six members and meets regularly during the year. The board of directors will consist of six members after the 2025 annual meeting of shareholders. Our board of directors has determined that of our current directors, Messrs. Patel, and Sutherland, and Mses. Frank and Udaybabu, are independent as defined by the listing standards of the NASDAQ Stock Market. Our board of directors has determined that Mr. Grant, our director nominee, is independent as defined by the listing standards of the NASDAQ Stock Market.
As further disclosed under “Certain Relationships and Related Transactions,” in the course of our board of directors’ determination regarding the independence of Mr. Grant, as defined by the listing standards of the NASDAQ Stock Market, it considered that Mr. Grant is the founder, Chairman and CEO of Crown Sterling Limited, an entity which acquired a $1 million equity from Gaia in February 2025. Our board of directors determined that the Company’s relationship with Crown Sterling Limited did not impact Mr. Grant’s independence.
Insider Trading Policy; Employee, Officer and Director Hedging
Our directors, officers, employees, and the Company are subject to our insider trading policy, which prohibits the purchase, sale or trade of our securities with the knowledge of material nonpublic information. In addition, our insider trading policy also prohibits short sales, transactions in derivatives, and hedging of Gaia’s securities by our directors, executive officers and employees and prohibits pledging of Gaia securities by our directors and executive officers.
Board Meetings and Board Committees
During 2024, our board held two telephonic and two in person meetings. The majority of our current directors attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of the committees of our board of directors on which such director served during 2024 (with respect to meetings held while such director served as a director and on a committee). The majority of our current directors who served as director at the time of our 2024 annual meeting of shareholders attended our 2024 annual meeting of shareholders.
Our board of directors has standing audit and compensation committees. We have adopted written charters for both committees. These charters can be found in the investors’ section of our website at http://ir/gaia.com/governance-docs. Our board of directors selects members for the audit and compensation committees on an annual basis.
Audit Committee. Our audit committee currently consists of Mr. Patel, Ms. Frank, and Mr. Sutherland (chairperson), and each member of the audit committee is independent within the meaning of rules of the NASDAQ Stock Market. After the 2025 annual meeting, we expect that Mr. Sutherland will continue to serve as chairperson of the audit committee, Mr. Patel will resign from the audit committee and Mr. Grant will join the audit committee. Our board has determined that Mr. Sutherland is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our audit committee is responsible for the appointment, compensation and oversight of our auditor and for approval of any non-audit services provided by the auditor. Our audit committee also oversees: (a) management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices; (b) management’s establishment and maintenance of processes to assure that an adequate system of internal control over financial reporting is functioning; and (c) management’s establishment and maintenance of processes to assure our compliance with all laws, regulations and company policies relating to financial reporting. Our audit committee held 5 telephonic meetings and one in-person meeting during 2024.
Compensation Committee. Our compensation committee currently consists of Ms. Frank (chairperson), Mr. Patel and Mr. Sutherland, and each member of the compensation committee is independent within the meaning of rules of the NASDAQ Stock Market. After the 2025 annual meeting, we expect that Ms. Frank will continue to serve as the chairperson of the compensation committee. None of the members of our compensation committee has at any time been an officer or employee of our company or has any interlocking relationships that are subject to disclosure under the rules of the SEC relating to compensation committees. Our compensation committee establishes compensation amounts and policies applicable to our executive officers, establishes salaries, bonuses and other compensation plans and matters for our executive officers, and administers our equity incentive plans. Our compensation committee held one in-person meeting during 2024.

Director Nominations. We are exempt from the NASDAQ Stock Market rules with respect to independent director oversight over director nominations because we are a controlled company on the basis of Mr. Rysavy’s control of more than 50% of the voting power of our outstanding capital stock. In light of Mr. Rysavy’s voting control, our board of directors does not believe a nominating committee would serve a meaningful purpose. Our Bylaws set forth certain procedures that are required to be followed by shareholders in nominating persons for election to our board. Generally, written notice of a proposed nomination must be received by our corporate secretary not later than the 45th day nor earlier than the 70th day prior to the anniversary of the mailing of the preceding year’s proxy materials. As described above, our board considers a variety of factors when it selects candidates for election to the board, including business experience, skills and expertise that are complementary to those already represented on the board, familiarity and identification with our mission, values and market segments, and other relevant factors. Although the board does not have a formal policy with regard to consideration of diversity in identifying potential nominees, the board may consider whether a potential nominee’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the board’s membership and collective attributes. Such considerations will vary based on the board’s existing membership and other factors, such as the strength of a potential nominee’s overall qualifications relative to diversity considerations. Our board will consider qualified director candidates recommended by our shareholders. Nominations for directors are made by our full board of directors. Because we are a controlled company under the NASDAQ Stock Market rules, our board has not adopted a formal policy regarding the consideration of director candidates recommended by shareholders.
Executive Sessions of the Board and Leadership Structure
Our board of directors’ meet periodically in executive session.
Jirka Rysavy serves as a director and as our Chairman. As our Chairman, Mr. Rysavy is the most senior executive officer of Gaia and he presides at meetings of our shareholders and our board of directors. As Chairman, he is responsible for business initiative development and oversees our affairs and business in a supervisory role. We do not have a lead independent director but, during the past year, with the exception of Mr. Rysavy and Mr. Colquhoun, the other members of our board of directors were considered independent. We also maintain an audit committee and a compensation committee, each consisting of three independent directors. Further, as described elsewhere in this proxy statement, Mr. Rysavy controls more than 50% of the voting power of our capital stock, thereby making Gaia a controlled company under the NASDAQ Stock Market rules and, therefore, exempt from several of the corporate governance rules concerning independent director oversight over our affairs.
The video subscription offerings and delivery channels, as well as the competitive and technology landscape, involved in our business are constantly evolving and our Chairman brings extensive knowledge in these areas to the board of directors, allowing him to effectively direct board discussions and focus board decision-making on those items most important to our overall success. Our board of directors also believes that this leadership structure optimizes Mr. Rysavy’s contributions to the board’s efforts. Further, as our founder and largest shareholder, Mr. Rysavy brings an important perspective to board discussions.
The board works closely with Mr. Rysavy in his regular assessment of the risks that could confront our business, whether due to competitive issues, the economy or otherwise. It is management’s responsibility to manage risk and bring to our board of directors’ attention the most material risks to us. Our board of directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us and reviews our enterprise risk management. Our board of directors reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security and cybersecurity risks and risks related to internal control over financial reporting. Our compensation committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on us. In addition, the full board of directors considers risks to our reputation, reviews risks related to the sustainability of our operations, considers risks related to succession planning, and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The full board also has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis.

DIRECTOR COMPENSATION
Our directors who are not employees of, or consultants to, our company or its affiliates receive a restricted stock unit (“RSU”) grant valued at $52,250, which vests on the date of the annual shareholder meeting the following year assuming continuous service as a director. Since April 2022, we also pay these directors a fee of $5,500 for in person attendance and $2,200 for telephonic participation for each board and committee meeting. Prior to this we paid these directors a fee of $5,000 for in person attendance and $2,000 for telephonic participation for each board and committee meeting; plus audit committee members received an additional $20,000 for 2024 services. In addition, the chairpersons of the audit committee and the compensation committee receive additional RSU grants valued at $22,000 and $11,000, respectively, that also vest on the date of the annual shareholder meeting the following year. Directors who serve on more than one committee and are not employees of our company or its affiliates receive an additional RSU grant valued at $11,000 that also vests on the date of the annual shareholder meeting the following year.
Director Compensation Table
The following table provides compensation information for the one-year period ended December 31, 2024 for each member of our board of directors other than Mr. Rysavy:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
James Colquhoun(4)	9,900	—	—	9,900
Kristin Frank	31,900	63,250	—	95,150
Paul Sutherland	31,900	74,250	—	106,150
Keyur Patel(5)	—	—	—	—
Anaal Udaybabu(5)	—	—	—	—

(1)	Amounts in the Fees Earned or Paid in Cash column includes fees for services rendered during 2024.
(2)
Amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted during 2024 and have been computed in accordance with FASB ASC Topic 718. We use the intrinsic value method to calculate the fair value of these awards. At December 31, 2024, Ms. Frank had 14,474 outstanding unvested RSUs. At December 31, 2024, Mr. Sutherland had 16,991 unvested outstanding RSUs. All of these RSUs will vest on May 8, 2025.

(3)
At December 31, 2024, Ms. Frank had 28,910 outstanding option awards all of which were exercisable. The aggregated grant date fair value was $101,552, which was recognized over the vesting period. At December 31, 2024, Mr. Sutherland had 48,936 outstanding option awards all of which were exercisable. The aggregated grant date fair value was $119,563, which was recognized over the vesting period. All outstanding option awards were fully vested as of December 31, 2024. No other directors had outstanding options at year end.

(4)	Mr. Colquhoun began employment with Gaia during June 2023, these fees represent payment received during 2024 for services provided as a director in 2023.
(5)	Mr. Patel and Ms. Udaybabu have elected to forego compensation for their services as directors.

BOARD DIVERSITY
While the Nasdaq diversity disclosure requirements are no longer in effect following the federal court ruling in December 2024, companies may choose to provide such information as part of their commitment to transparency and diversity initiatives. The Company has decided to voluntarily disclose board diversity information to align with investor expectations and corporate governance best practices.

Board Diversity Matrix (As of March 20,2025)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1	1
Hispanic or Latin
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+	1
Did Not Disclose Demographic Background	1

PROPOSAL 2
APPROVE AN AMENDMENT TO THE GAIA, INC. 2019 LONG-TERM INCENTIVE PLAN
General
The Gaia, Inc. 2019 Long-Term Incentive Plan (the “2019 Incentive Plan”) was adopted and approved by our board of directors and shareholders in 2019 with an initial authorization to issue up to a maximum of 1,800,000 shares of our Class A Common Stock pursuant to the 2019 Incentive Plan.
On April 2, 2025, our board of directors approved, subject to approval by our shareholders, an amendment to the 2019 Incentive Plan to increase the maximum number of shares of our Class A Common Stock authorized for issuance under the 2019 Incentive Plan by 700,000 shares such that the total number of shares authorized for issuance will be 2,500,000 shares (the “Plan Amendment”), which is still in-line with the company's commitment not to exceed 10% of the total outstanding shares.
Our board of directors recommends that our shareholders approve the Plan Amendment.
The following is a summary of the material features of the 2019 Incentive Plan as proposed to be amended by the Plan Amendment, which is qualified in its entirety by reference to the copy of the 2019 Incentive Plan as proposed to be amended by the Plan Amendment, which is attached hereto as Exhibit A and incorporated herein by reference in its entirety.
Summary of the 2019 Incentive Plan as Proposed to be Amended by the Plan Amendment
The purpose of the 2019 Incentive Plan is to advance the interests of our company and its shareholders by providing incentives to certain employees and other key individuals who perform services for us, including those who contribute significantly to the strategic and long-term performance objectives and growth of our company.
The 2019 Incentive Plan is administered by our board of directors or, if the board of directors so designates, by a committee of the board. Our board of directors has designated the board’s compensation committee to administer the 2019 Incentive Plan. The compensation committee may delegate administrative responsibilities if so permitted by applicable law, other than with respect to executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.
The 2019 Incentive Plan provides for the granting of several types of awards, including stock options, stock appreciation rights, or SARs (rights to receive, without payment to us, cash, Class A Common Stock, other property or any combination thereof, based on the increase in the value of the number of shares of Class A Common Stock specified in the award), restricted stock (an award of a number of shares of Class A Common Stock that are subject to certain restrictions, such as a requirement that the shares shall be forfeited if the holder’s employment or performance of services for us terminates), restricted stock units (an award of a right to receive shares of Class A Common Stock that is issued subject, in part, to the terms, conditions and restrictions described in the 2019 Incentive Plan), performance grants (cash, shares of Class A Common Stock, other consideration such as other of our company’s securities or property or a combination thereof that is paid based on the performance of the holder, our company, one or more of our subsidiaries, divisions or units, or any combination thereof) and other awards deemed by the compensation committee to be consistent with the purposes of the 2019 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the compensation committee.
A maximum of 1,800,000 shares of our Class A Common Stock was originally authorized to be issued under the 2019 Incentive Plan in connection with the grant of awards, subject to adjustments described below. If the Plan Amendment is approved by our shareholders, an additional 700,000 shares of our Class A Common Stock will be authorized to be issued under the 2019 Incentive Plan, such that a maximum of 2,500,000 shares of our Class A Common Stock will be authorized to be issued under the 2019 Incentive Plan.

As of March 20, 2025, the closing price per share of the Class A Common Stock was $4.18. As of that date, there were 19,672,638 shares of our Class A Common Stock outstanding and 5,400,000 shares of our Class B Common Stock outstanding. The outstanding awards under the 2019 Incentive Plan and remaining shares available for future awards as of March 20, 2025 are summarized below:

	Number of Shares	Dilution
Shares Available for Future Awards under 2019 Incentive Plan Prior to the Plan Amendment	350,028	—
Shares Subject to Outstanding Stock Options
Weighted Average Exercise Price	—	—
Weighted Average Remaining Term	—	—
Shares Subject to Outstanding Time-Vesting Restricted Stock or Restricted Stock Unit Awards	1,286,991	—
Shares Subject to Outstanding Performance Awards	—	—
Proposed Additional Shares under the Plan Amendment	700,000	—
Total Available, Outstanding and Proposed Additional Shares	2,337,019	—

Our board of directors believes that this potential equity dilution if the Plan Amendment is approved constitutes reasonable potential equity dilution.
If the Plan Amendment is not approved at the 2025 annual meeting, then the 2019 Incentive Plan will remain in effect in accordance with its existing terms.
The Class A Common Stock issued under the 2019 Incentive Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. If our Class A Common Stock issued as restricted stock, restricted stock units or otherwise subject to repurchase or forfeiture rights is reacquired by us pursuant to such rights, or if any award is canceled, terminates or expires unexercised, the Class A Common Stock which would otherwise have been issuable pursuant to such awards will be available for issuance under new awards.
Our compensation committee has exclusive discretion to select the employees and other key individuals performing services for us to whom awards will be granted; to determine the type, size and terms of each award; to modify within certain limits the terms of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the 2019 Incentive Plan; and to make all other determinations that it deems necessary or desirable in the interpretation and administration of the 2019 Incentive Plan. No eligible person may receive awards under the 2019 Incentive Plan for more than 250,000 shares of Class A Common Stock in any one fiscal year of our company, subject to adjustment as provided in the 2019 Incentive Plan.
Awards under the 2019 Incentive Plan
Stock Options. A stock option, which may be a nonqualified or an incentive stock option, is the right to purchase a specified number of shares of our Class A Common Stock at a price fixed by the compensation committee. The option exercise price for nonqualified options may be equal to or greater than the fair market value of the Class A Common Stock on the date of grant. In the case of incentive stock options, the option exercise price may not be less than the fair market value of the underlying shares of Class A Common Stock on the date of grant and, with respect to incentive stock options granted to our employees or any of our affiliates who own more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the option exercise price may not be less than 110% of fair market value on the date of the grant.
Stock options will generally expire not later than ten years or, in the case of incentive stock options granted to employees who own more than 10% of our stock, five years, after the date on which they are granted. Stock options become exercisable at such times and in such installments as the compensation committee determines. Payment of the option exercise price must be made in full at the time of exercise in cash, by tendering to us shares of Class A Common Stock, by a combination thereof or by any other means that the compensation committee deems appropriate, which may include the surrender of rights in one or more outstanding awards.

Other Awards. The 2019 Incentive Plan also authorizes several other types of awards. These include SARs, restricted stock, restricted stock units and performance awards.
Additional Information
Under the 2019 Incentive Plan, if any change in the outstanding shares of Class A Common Stock occurs by reason of a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, then our compensation committee shall make an equitable adjustment in the terms of any outstanding award or in the number of shares of Class A Common Stock available for awards.
The 2019 Incentive Plan permits our compensation committee to determine whether it is advisable for us or any of our affiliates to provide financing in connection with the exercise of an award and the payment of related taxes, or to assist in obtaining financing from a bank or other third party in this regard. Such assistance may take any form and be on such terms as our compensation committee considers appropriate, which may include a direct loan, a guaranty of the obligation to a third party or the maintenance by us or any of our affiliates of deposits with a bank or third party.
Our compensation committee may permit payment of taxes required to be withheld with respect to an award in any appropriate manner, which may include by the surrender to us of shares of Class A Common Stock owned by such person or that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such award.
Generally, no awards under the 2019 Incentive Plan may be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except in the event of a holder’s death), although our compensation committee may approve transfers of awards to certain permitted transferees as defined under the 2019 Incentive Plan.
The expenses of the 2019 Incentive Plan are borne by us. The 2019 Incentive Plan will terminate upon the earlier of the adoption of a resolution by the board of directors terminating the 2019 Incentive Plan or the close of business on the tenth anniversary of the effective date, unless extended by action of the board of directors for up to an additional five years for the grant of awards other than incentive stock options. However, the compensation committee may not grant any award under the 2019 Incentive Plan after the tenth anniversary of the earlier of the adoption of the 2019 Incentive Plan by the board of directors and the effective date.
The board of directors may amend the 2019 Incentive Plan at any time and from time to time. However, if failure to obtain shareholder approval would adversely affect compliance of the 2019 Incentive Plan with any applicable law or regulation, no amendment will be effective unless and until approved by shareholders. In addition, the compensation committee may in its discretion amend the terms of any previously granted award in any manner it deems appropriate, including acceleration of the date of exercise of any award or payments thereunder or repricing of any award) if the compensation committee could grant such amended award under the terms of the 2019 Incentive Plan at the time of such amendment. No amendment of the 2019 Incentive Plan and, subject to limited exceptions, no amendment to any previously granted award may adversely affect in a material manner any right of any participant with respect to the previously granted award without such participant’s written consent.
New Plan Benefits
All awards granted under the 2019 Incentive Plan as amended by the Plan Amendment will be made at the discretion of our board of directors or our compensation committee and the benefits and amounts that will be received or allocated under the 2019 Incentive Plan as amended by the Plan Amendment are not determinable at this time.
Certain U.S. Federal Income Tax Consequences
The following is a summary of some U.S. federal income tax consequences to us and to an award recipient of the grant and exercise of options under the 2019 Incentive Plan. This summary does not describe all federal tax consequences under the 2019 Incentive Plan, nor does it describe state, local or foreign tax consequences. The grant of a stock option under the 2019 Incentive Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Class A Common Stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of Class A Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Class A Common Stock on the exercise date).
In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Class A Common Stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of Class A Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of Class A Common Stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Equity Compensation Plan Information
The following table summarizes equity compensation plan information for our Class A Common Stock at December 31, 2024:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,484,837	$8.33	449,971
Equity compensation plans not approved by security holders	—	—	—
Total	1,484,837	$8.33	449,971

* * * * *
At the 2025 annual meeting, the approval of the Plan Amendment requires the affirmative vote of a majority of the total votes cast on the proposal. In determining whether the proposal has received a majority, abstentions and broker non-votes will not be considered as votes cast and therefore will have no effect on the vote.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE PROPOSAL TO APPROVE AN AMENDMENT TO THE GAIA, INC. 2019 LONG-TERM
INCENTIVE PLAN.

EXECUTIVE OFFICERS OF GAIA
The following table sets forth the names, ages and titles of our executive officers as of March 20, 2025:

Name	Age	Position
Jirka Rysavy	70	Chairman
James Colquhoun	43	Chief Executive Officer
Kiersten Medvedich	52	President
Ned Preston	53	Chief Financial Officer

Our executive officers are elected annually by our board of directors. Mr. Colquhoun has been employed by our company since June 2023. Biographical information about Mr. Rysavy is included in this proxy statement under the heading “Proposal 1—Election of Directors—Nominees for Election as Directors.”
James Colquhoun—age 43—Chief Executive Officer since December 2023 and served as a Director since May 2020 with his term expected to end with the election of directors at the annual meeting on May 8, 2025. He founded, and from 2008 until June 2023, has served as the Chief Executive Officer of, Food Matters, a digital media and production company. He also founded Food Matters TV Pty Ltd (FMTV), a health and wellness SVOD (subscription video on demand) company, and served as FMTV’s Chief Executive Officer until its acquisition by Gaia in June 2019. He also founded Food Matters Institute (FMI), an education and training company, and served as FMI’s Chief Executive Officer until its acquisition by Gaia in June 2023. During his tenure, the Food Matters group has grown to reach over 120 countries.
Kiersten Medvedich —age 52—Ms. Medvedich became Gaia’s President in June 2023, previously she served as Executive Vice President of Content since June 2020 and joined the Office of President in November 2020. She previously served as Senior Vice President of Content, Vice President of Content Production and Senior Director of Content Production since joining Gaia in November 2016. Her experience has been firmly rooted in all facets of management and production and brings a level of national broadcast experience to Gaia by way of her long-standing tenure with Sony Pictures Television.
Ned Preston —age 53—Mr. Preston became Gaia’s Chief Financial Officer on June 26, 2023. He previously served as the Chief Financial Officer at Tive Inc. from May 2022 to October 2022 and Motional Inc. from April 2020 to April 2022. Prior to that he served as Senior Vice President of Finance at PTC Inc. from November 2016 to December 2019 and Vice President of Finance at Akamai Technologies from October 2012 to October 2016. Mr. Preston has served in various senior finance roles for several Fortune 500 technology companies during his career including Cisco Systems, Charles Schwab, and Oracle Corporation.

BENEFICIAL OWNERSHIP OF SHARES
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 20, 2025 for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A common stock or Class B common stock, (ii) each director and director nominee, (iii) each executive officer named below in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. We have based our calculation of the percentage of beneficial ownership on 19,672,638 shares of our Class A common stock and 5,400,000 shares of our Class B common stock outstanding on March 20, 2025.

Title of Class of Common Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)	Percent of Class A Assuming Full Conversion of Class B Ownership(3)
Class A	Ameriprise Financial, Inc.(4)	1,173,798	5.97%	4.68%
	AWM Investment Company, Inc.(5)	1,962,706	9.98%	7.83%
	Koller Capital LLC(6)	1,267,763	6.44%	5.06%
	John P. Szabo, Jr.(7)	1,745,000	8.87%	6.96%
	Jirka Rysavy(8)	5,691,682	22.70%	22.70%
	Kiersten Medvedich(9)	44,806	*%	*%
	James Colquhoun(10)	1,033,203	5.25%	4.12%
	Paul Sutherland(11)	303,113	1.54%	*%
	Kristin E. Frank(12)	105,442	*%	*%
	Anaal Udaybabu	—	—%	—%
	Keyur Patel	—	—%	—%
	Robert Grant(13)	385,185	1.96%	*%
	All directors, director nominees, and officers as a group (8 persons)	7,178,246	36.49%	28.63%
Class B	Jirka Rysavy(8)	1,400,000	25.93%	5.58%
	Jirka Rysavy, LLC(8)	4,000,000	74.07%	15.95%
	All directors and officers as a group (8 persons)	5,400,000	100.00%	N/A

*	Indicates less than one percent ownership.
—	Indicates zero beneficial ownership and zero percent of class.
(1)
This table is based upon information supplied by officers, directors and principal shareholders directly to us or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the SEC. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include securities convertible into or exercisable for shares of our Class A common stock and restricted stock units vesting within 60 days after March 20, 2025.

(2)	This column represents a beneficial owner’s percentage of ownership for a respective class of our common stock.
(3)
This column represents a beneficial owner’s percentage of ownership of our Class A common stock, assuming conversion of all 5,400,000 outstanding shares of our Class B common stock. One share of our Class B common stock is convertible into one share of our Class A common stock.

(4)
According to a report on Schedule 13G filed with the SEC on February 14, 2024, Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) have shared voting and investment power over 1,173,798 shares. The address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474, the address for CMIA is 290 Congress St., Boston, MA 02210.

(5)
According to a report on Schedule 13G/A filed with the SEC on March 7, 2025, AWM Investment Company, Inc. (“AWM”), the investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”), Special Situations Fund III QP, L.P. (“SSFQP”), and Special Situations Private Equity Fund, L.P. (“SSPE”), has sole investment and voting power over 377,037 shares held by Cayman, 1,316,994 shares held by SSFQP and 268,675 shares held by SSPE. The address for AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(6)
According to a report on Schedule 13G filed with the SEC on April 18, 2024, Koller Capital LLC is the investment manager of Koller Microcap Opportunities Fund LP (the “Fund”) and is the beneficial owner of 1,267,763 shares held by the Fund, and as the managing member of Koller Capital LLC, Mr. Ross Koller disclaims beneficial ownership of any of the shares held by Koller Capital LLC and the Fund. The address for Koller Capital LLC is 1343 Main Street, Suite 413, Sarasota, FL 34236.

(7)
According to a report on Schedule 13G filed with the SEC on February 14, 2024, Flint Ridge Capital LLC (“Flint Ridge”) is the general partner and investment adviser of Flint Ridge Partners L.P. (the “Fund”). Mr. John P. Szabo Jr. is the control person of Flint

Ridge. The Fund filed jointly with the other filers but not as a member of a group and disclaims that it is a beneficial owner of any stocks covered by the Schedule 13G. Each filer disclaims beneficial ownership of the stock except to the extent of that person’s pecuniary interest therein. Flint Ridge has shared investment and voting power over 950,000 shares. Mr. Szabo has sole investment and voting power over 345,000 shares and shared investment and voting power over 1,400,000 shares. The address for the filers is 1343 Main Street, Suite 704, Sarasota, FL 34236.
(8)
Consists of 291,682 shares of our Class A common stock owned directly by Mr. Rysavy. Includes 5,400,000 shares of our Class A common stock issuable upon conversion of shares of our Class B common stock, of which 1,400,000 shares are owned directly by Mr. Rysavy and 4,000,000 shares owned by Jirka Rysavy, LLLP, of which Mr. Rysavy is the sole owner and manager. According to a report on Schedule 13D filed with the SEC on May 18, 2022, Jirka Rysavy, LLLP received 4,000,000 shares of our Class B common stock as a gift from Mr. Rysavy for estate planning purposes. The address for Jirka Rysavy, LLLP is 833 W. South Boulder Road, Louisville, CO 80027.

(9)	Consist of 34,806 shares of our Class A common stock and 10,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(10)	Consists of 1,033,203 shares of our Class A common stock owned by trusts controlled by Mr. Colquhoun.
(11)
Consists of 240,291 shares of our Class A common stock, 48,936 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 16,991 shares of our Class A common stock issuable on May 8, 2025 upon vesting of restricted stock units.

(12)
Consists of 62,058 shares of our Class A common stock, 28,910 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 14,474 shares of our Class A common stock issuable on May 8, 2025, upon vesting of restricted stock units.

(13)
Consists of 200,000 shares of our Class A common stock owned by Crown Sterling Limited, of which Mr. Grant is the Chief Executive Officer and Chairman and holds a minority ownership interest (Mr. Grant disclaimed personal ownership and control of these shares), plus 185,185 shares of our Class A common stock purchased by Mr. Grant in October of 2023.

EXECUTIVE COMPENSATION
We are currently a “smaller reporting company” as defined under SEC rules and, as a result, we are not required to include in this proxy statement a Compensation Discussion and Analysis section and certain other disclosures relating to executive compensation.
Overview of Our Compensation Program and Philosophy
Our compensation program is intended to meet three principal objectives: (1) attract, reward and retain qualified, energetic officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and (3) support our corporate values by promoting internal equity and external competitiveness.
Our executive compensation program is overseen and administered by the compensation committee of our board of directors, which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC, and Internal Revenue Code rules. Our compensation committee operates under a written charter adopted by our board and is empowered to review and approve the annual compensation for our named executive officers. A copy of the compensation committee charter is available on our website at http://ir.gaia.com/governance-docs. We have included the website address only as inactive textual reference, and the information contained on the website is not incorporated by reference into this proxy statement.
The principal objectives that guide our compensation committee in assessing our executive and other compensation programs include the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal considerations of fairness and affordability), competitive practices and trends, general economic conditions and regulatory requirements.
In determining the particular elements of compensation that will be used to implement our overall compensation objectives, our compensation committee takes into consideration a number of factors related to our performance, such as our earnings per share, profitability, revenue growth, and business-unit-specific operational and financial performance, as well as the competitive environment for our business. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. Our compensation committee may, when appropriate as determined on an annual basis, identify individual performance goals for executive and other officers, which goals may play a significant role in determining such officer’s incentive compensation for that year and which may be taken into consideration in setting base salary for the next year.
From time to time, our compensation committee meets with our Chairman, Jirka Rysavy, to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Our Chairman makes recommendations to our compensation committee on the base salary, bonus targets and equity compensation for the executive team. Our compensation committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation.
Our compensation committee has also in the past received input from an independent compensation consultant prior to finalizing determinations on material aspects of our compensation programs, practices and packages, and it expects to do so again from time to time. In 2024 our compensation committee did not engage an independent compensation consultant.
Mr. Rysavy attends some of our compensation committee’s meetings, but our compensation committee also holds executive sessions not attended by any members of management or non-independent directors. Our compensation committee discusses Mr. Rysavy’s compensation packages with him, but makes decisions with respect to his compensation without him present. Our compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. Our compensation committee has delegated to the administrative committee of our board of directors, comprised of Mr. Rysavy, the authority to grant long-term incentive awards to employees at or below the level of vice president under guidelines set by our compensation committee.

Elements of Our Compensation Program
Our compensation committee believes that compensation paid to executive officers and other members of our senior management should be closely aligned with our performance on both a short-term and a long-term basis, and that such compensation should assist us in attracting and retaining talented persons who are committed to our mission and critical to our long-term success. To that end, our compensation committee believes that the compensation packages for executive officers should consist of three principal components:
•
Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Starting salary levels and increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, market value of the officer’s skill set, and relative salary differences within our company for different job levels. Consideration of the same factors and general economic conditions may also result in the reduction of an officer’s base salary.

•
Annual Incentive Bonus. Annual incentive bonuses are awarded at the discretion of our compensation committee and generally granted based on a percentage of each executive officer’s base salary. Our executive officers’ annual incentive bonus potentials are expected to range from approximately 0% to 100% of each executive officer’s base salary, depending upon his or her position. After the end of the year, our compensation committee reviews our overall financial performance and each executive officer’s individual performance in determining whether such executive officer should be awarded a bonus.

•
Long-Term Incentive Compensation. Long-term, performance-based compensation of executive officers and other employees takes the form of stock option awards and restricted stock units granted pursuant to the Gaia, Inc. 2019 Long-Term Incentive Plan.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the services they perform and for achieving short-term business objectives, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.
Our compensation committee believes in the importance of equity ownership for all executive officers and a broader-based segment of our work force, for purposes of economic incentive, key employee retention and alignment of employees’ interests with those of shareholders. Our compensation committee believes that the Gaia, Inc. 2019 Long-Term Incentive Plan provides valuable flexibility to achieve a balance between providing equity-based compensation for employees and creating and maintaining long-term shareholder value.
Restricted stock unit awards are typically made when a new executive officer is hired, and in determining the size of restricted stock unit awards, our compensation committee bases its determinations on such subjective considerations as the individual’s position within management, experience, the market value of the executive’s skill set, and historical grant amounts to similarly positioned executives of our company. Since 2017, we have not granted stock options as we shifted to restricted stock unit awards. Our historical policy was that the exercise price of a stock option grant shall be equal to or greater than the closing price of the Class A common stock on the date of grant and, accordingly, will have value only if the market price of the Class A common stock increases after that date. The stock options granted pursuant to the Gaia, Inc. 2019 Long-Term Incentive Plan generally vest at 2% per month during the 11th through 60th month after the date of grant with respect to the first option grant awarded to an individual, and generally vest at 2% per month beginning in the first full month after the date of grant with respect to subsequent option grants. The restricted stock units granted pursuant to the Gaia, Inc. 2019 Long-Term Incentive Plan, as well as those previously granted pursuant to the Gaia, Inc. 2009 Long-Term Incentive Plan, generally vest on a specific date approximately five years from the date of grant.
Our compensation committee reviews our compensation program on an annual basis. In setting compensation levels for a particular executive, our compensation committee takes into consideration the proposed compensation package as a whole and each element individually, but does not apply any specific formula in doing so. While the importance of one compensation element to another may vary among executive officers, our compensation committee attempts to correlate the overall compensation package to each executive officer’s past and expected future contributions to our business. We currently do not have any employment agreements with our executive officers or other agreements to make payments to our executive officers upon their termination or a change-in-control.
Consideration of Say-on-Pay Vote Results
At the 2023 annual meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. Our compensation committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote. Further, at the 2023 annual meeting of shareholders, our shareholders voted, on an advisory basis, for holding an advisory vote to approve named executive officer compensation every three years. Accordingly, our board of directors determined that Gaia will hold the next advisory vote to approve named executive officer compensation at its 2026 annual meeting of shareholders and the next advisory vote on the frequency of future advisory votes on named executive officer compensation at its 2029 annual meeting of shareholders.
Risk Assessments
With respect to risk related to compensation matters, our compensation committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Our executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses generally are capped and are tied to overall business unit and corporate performance. A portion of compensation provided to the executive officers has in the past been in the form of stock options that are important to help further align executives’ interests with those of our shareholders. Our compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of the stock options fluctuate with our stock price and do not represent significant downward/upward risk and reward.
Compensation Clawback Policy
The company maintains a policy regarding the recoupment of certain performance-based compensation payments.

Summary Compensation Table for 2024
The following table includes information concerning compensation for each of the last two years for our named executive officers.

Name and Principal Position	Year	Salary(2)	Bonus(2)	Stock Awards(3)	All Other Compensation ($)(4)(5)	Total ($)
Jirka Rysavy(1) Chairman and Director and Former Chief Executive Officer	2024	$450,000	$129,646	$—	$4,800	$584,447
	2023	$521,215	$104,813	$524,064	$4,800	$1,154,892
James Colquhoun(1) Chief Executive Officer	2024	$450,000	$53,527	$—	$10,200	$513,728
	2023	$225,769	$—	$400,000	$52,050	$677,819
Kiersten Medvedich(5) President	2024	$416,615	$95,236	$—	$3,300	$515,152
	2023	$377,500	$67,000	$—	$4,800	$449,300
Ned Preston(5) Chief Financial Officer	2024	$385,385	$49,315	$—	$300	$435,000
	2023	$180,289	$—	$375,000	$900	$556,189

(1)
As previously disclosed, Mr. Colquhoun became our Chief Executive Officer on December 4, 2023. Mr. Rysavy does not receive any compensation for his service as a director. Further information about Mr. Rysavy’s compensation is provided below under the heading “Compensation of Mr. Rysavy.”

(2)
The Salary and Bonus columns represent amounts when earned and, because of the timing of payments, do not represent amounts paid during each presented year. The annual salary for each named executive officer as of December 31, 2024 was $450,000 for Mr. Colquhoun, $450,000 for Mr. Rysavy (see footnote 1), $416,615 for Ms. Medvedich and $385,385 for Mr. Preston. Bonuses are generally given at the discretion of our compensation committee and are typically paid between April and July of the year following the year earned.

(3)
Amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted during the applicable year and have been computed in accordance with FASB ASC Topic 718. We use the intrinsic value method to calculate the fair value of these awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 in Note 12 to the Consolidated Financial Statements for 2024. The amounts shown for 2023 have been corrected to include the grant date fair value of equity awards made during 2023 that were inadvertently omitted from the Summary Compensation Table and this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024.

(4)
All Other Compensation for Mr. Colquhoun includes $9,900 in director compensation for the time before becoming CEO and $300 cell phone allowance in 2024 and $51,150 in director compensation and $900 cell phone allowance in 2023. The amounts shown for 2023 have been corrected to include the director compensation that was inadvertently omitted from the Summary Compensation Table and this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024. All Other Compensation for Mr. Rysavy includes a $1,800 cell phone allowance in 2024 and 2023 and $3,000 of 401(k) company matching contributions in a portion of 2024 and 2023. All Other Compensation for Ms. Medvedich includes a $300 cell phone allowance in 2024, a $1,800 cell phone allowance in 2023 and $3,000 of 401(k) company matching contributions in 2024 and 2023. All Other Compensation for Mr. Preston includes a $300 cell phone allowance in 2024 and a $900 cell phone allowance in 2023.

(5)	As previously disclosed, on June 22, 2023, Mr. Preston was appointed as Chief Financial Officer and Ms. Medvedich was appointed President.

Outstanding Equity Awards at Fiscal 2024 Year-End Table
The following table includes certain information as of December 31, 2024 with respect to unexercised options and unvested restricted stock units previously awarded to our executive officers named above in the Summary Compensation Table.

	Option and Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Securities Underlying Unvested RSUs (#)(1)	Market Value of Unvested RSUs ($)(1)(2)
Jirka Rysavy (4)	—	—	—	—	76,543	343,678
	—	—	—	—	165,843	744,635
James Colquhoun (3)	—	—	—	—	162,001	727,384
Kiersten Medvedich (5)	10,000	—	7.4	11/1/2026	—	—
	—	—	—	—	34,688	155,749
	—	—	—	—	106,012	475,994
Ned Preston (6)	—	—	—	—	152,439	684,451

(1)
This table reflects the status of option and restricted stock unit awards outstanding under the Gaia, Inc. 2009 Long-Term Incentive Plan and the Gaia, Inc. 2019 Long-Term Incentive Plan as of December 31, 2024. The options vested and became exercisable at 2% per month over the 50 months beginning either (i) in the 11th month after date of grant, or (ii) in the first full month after the date of grant. The exercise price of the options is equal to or greater than the closing stock price of our Class A common stock on the date of grant.

(2)	Based on our closing share price on December 31, 2024 the last trading day of 2024.
(3)	Mr. Colquhoun will vest 81,001 RSUs on March 15, 2026, and 81,000 on March 15, 2028 provided that Mr. Colquhoun is still an employee or director of Gaia on that date.
(4)	Mr. Rysavy will vest 76,543 RSUs on March 31, 2026, and 165,843 on March 15, 2028, in each case, provided that Mr. Rysavy is still an employee or director of Gaia on that date.
(5)	Ms. Medvedich will vest 34,688 RSUs on March 31, 2026, and 106,012 on March 15, 2028, in each case, provided that Ms. Medvedich is still an employee or director of Gaia on that date.
(6)	Mr. Preston will vest 76,220 RSUs on March 15, 2026, and 76,219 on March 15, 2028, in each case, provided that Mr. Preston is still an employee of Gaia on that date.
Generally Available Benefit Programs
We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. For 2024, under the 401(k) Plan, all of our employees were eligible to receive a matching contribution from us, and the matching contribution equaled $0.50 for each dollar contributed by an employee up to a maximum annual matching benefit of $3,000 per person. The matching contribution is calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.
In 2024, our executive officers were eligible to receive the same health care coverage that is generally available to our other employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.
Our compensation committee believes that our 401(k) Plan and the other generally available benefit programs allow us to remain competitive for employee talent, and that the availability of the benefit programs generally enhances employee productivity and loyalty to us. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity-based award package.

Stock Option and Restricted Stock Unit Grant Timing Practices
During 2024, our compensation committee and our board consistently applied the following guidelines for stock option and restricted stock unit grant and timing practices.
•
New Employees: stock option and restricted stock unit grants to new hires are effective on the first day of the new employee’s employment with us or upon approval by our compensation committee, and the exercise price for the options is set at the closing price of our Class A common stock on the day prior to approval.

•
Existing Employees: stock option and restricted stock unit grants to existing employees are effective on the date that our compensation committee approves the grant, and the exercise price for the options is set at or above the closing price of our Class A common stock on the day prior to approval.

No stock options were granted during 2024.
The compensation committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Our directors, officers, and managers are required to sign a confidentiality agreement and, upon receiving a stock option grant or a restricted stock unit award, a two-year non-compete agreement commencing with the date they leave our company.
Compensation of Mr. Rysavy
At Mr. Rysavy’s request, the board-approved annual base salary reduction for Mr. Rysavy for 2024 to $450,000 from $521,215 in 2023. Mr. Rysavy serves as our Chairman and is our largest shareholder.
Our compensation committee and our board of directors strongly believe that Mr. Rysavy’s salary and overall compensation level are modest given the importance of Mr. Rysavy to our future, his previous experience and business accomplishments and the market value of his skill set as an executive.

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of Gaia. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for First Principal Executive Officer (“PEO”)(1)	Summary Compensation Table Total for Second PEO(2)	Compensation Actually Paid to First PEO(3)	Compensation Actually Paid to Second PEO(4)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(5)	Average Compensation Actually Paid to Non-PEO NEOs(6)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(7)	Net Income (Loss) (thousands)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$—	$513,728	$—	$803,709	$511,533	$867,142	$118.12	$(5,398)
2023	$1,154,892	$677,819	$1,120,309	$715,222	$669,800	$695,628	$103.24	$(5,595)
2022	$878,414	$—	$(279,744)	$—	$557,083	$(93,532)	$37.35	$(3,595)

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Rysavy (our Chairman and former Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) are the amounts of total compensation reported for Mr. Colquhoun (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(3)
The dollar amounts reported in column (d) represent the amount of “compensation actually paid” to Mr. Rysavy, as computed in accordance with Item 402(v) of Regulation S-K, for 2023 and 2022, the years in which Mr. Rysavy served as our Chief Executive Officer. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rysavy during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Rysavy’s total compensation for each year to determine the compensation actually paid.

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(A)	Equity Award Adjustments(B)	Compensation Actually Paid to PEO
2023	$1,154,892	$524,064	$489,481	$1,120,309
2022	$878,414	$—	$(1,158,158)	$(279,744)

(A)
The reported value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The amounts shown for 2023 have been corrected to include the grant date fair value of equity awards made during 2023 that were inadvertently omitted from the Summary Compensation Table and this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024.

(B)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts shown for 2023 have been corrected due to adjustments to (A) above as well as in the table below. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$447,776	$41,705	$—	$—	$—	$—	$489,481
2022	$—	$(806,725)	$—	$(351,433)	$—	$—	$(1,158,158)

(4)
The dollar amounts reported in column (e) represent the amount of “compensation actually paid” to Mr. Colquhoun, as computed in accordance with Item 402(v) of Regulation S-K for 2024 and 2023, the years in which Mr. Colquhoun served as our Chief Executive Officer. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Colquhoun during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Colquhoun’s total compensation for each year to determine the compensation actually paid.—

Year	Reported Summary Compensation Table Total for Second PEO	Reported Value of Equity Awards(A)	Equity Award Adjustments(B)	Compensation Actually Paid to Second PEO
2024	$513,728	$—	$289,981	$803,709
2023	$677,819	$400,000	$437,403	$715,222

(A)
The reported fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The amounts shown for 2023 have been corrected to include the grant date fair value of equity awards made during 2023 that were inadvertently omitted from the Summary Compensation Table and this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024.

(B)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts shown for 2023 have been corrected due to adjustments to (A) above as well as in the table below. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	$—	$289,981	$—	$—	$—	$—	$289,981
2023	$437,403	$—	$—	$—	$—	$—	$437,403

(5)
The dollar amounts reported in column (f) represent the average of the amounts reported for our non-PEO NEOs as a group (excluding Mr. Rysavy for 2023 and 2022, when he served as our PEO, and Mr. Colquhoun for 2024 and 2023 , when he served as our PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year were Mr. Rysavy, Mr. Preston and Ms. Medvedich for 2024, Mr. Preston, Mr. Tarell and Ms. Medvedich for 2023 and Mr. Tarell and Ms. Medvedich for 2022.

(6)
The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to our non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Notes 3 and 4:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards(A)	Average Equity Award Adjustments(B)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$511,533	$—	$355,609	$867,142
2023	$669,800	$205,793	$231,620	$695,628
2022	$557,083	$—	$(650,615)	$(93,532)

(A)
The average reported value of equity awards represents the average of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The amounts shown for 2023 have been corrected to include the grant date fair value of equity awards made during 2023 that were inadvertently omitted from the Summary Compensation Table and this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024.

(B)
The average equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the average year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the average amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the average fair value as of the vesting date;

(iv) for awards granted in prior years that vest in the applicable year, the amount equal to the average change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the average fair value at the end of the prior fiscal year; and (vi) the average dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts shown for 2023 have been corrected due to adjustments to (A) above as well as in the table below. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted During the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2024	$—	$308,367	$—	$47,242	$—	$—	$355,609
2023	$205,793	$25,828	$—	$—	$—	$—	$231,620
2022	$—	$(522,865)	$—	$(127,750)	$—	$—	$(650,615)

(7)
Cumulative TSR is calculated assuming an initial investment of $100 in our Class A common stock as of December 31, 2021 and calculating the value of such investment at the end of each year shown in the table, assuming the reinvestment of any dividends.

(8)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphs that describe the relationships between information presented in the Pay Versus Performance table.
Compensation Actually Paid and Net Income (Loss)
As demonstrated by the following table, the amount of compensation actually paid to Mr. Rysavy and Mr. Colquhoun during the years in which they served as PEO and the average amount of compensation actually paid to our non-PEO NEOs as a group is not aligned with the company’s net income (loss) over the three years presented in the table. The Company does not solely use net income (loss) as a performance measure in setting compensation levels.

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Rysavy and Mr. Colquhoun during the years in which they served as PEO and the average amount of compensation actually paid to our non-PEO NEOs as a group is aligned with our cumulative TSR over the three years presented in the table.

AUDIT COMMITTEE REPORT
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for the preparation of our consolidated financial statements, and for the public reporting process. Our audit committee, on behalf of our board of directors, oversees management’s conduct of internal control processes and procedures for financial reporting designed to ensure the integrity and accuracy of our consolidated financial statements and to ensure that we are able to timely record, process and report information required for public disclosure. In connection with the 2024 audit, our audit committee has:
•	reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2024 and the notes thereto;
•
discussed with Frank, Rimerman + Co. LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from Frank, Rimerman + Co. LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Frank, Rimerman + Co. LLP’s communications with the audit committee concerning independence, and has discussed with Frank, Rimerman + Co. LLP its independence; and

•
recommended to our board of directors that our audited financial statements for the year ended December 31, 2024 be included in our Annual Report on Form 10-K for 2024 for filing with the SEC in reliance upon (1) our audit committee’s reviews and discussions with management and Frank, Rimerman + Co. LLP, (2) the receipt of an opinion from Frank, Rimerman + Co. LLP, dated March 10, 2025 stating that our consolidated financial statements present fairly, in all material respects, the financial position of our company and its subsidiaries as of December 31, 2024 and 2023, and the results of our operations and our cash flows for each of the years in the two year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Audit Committee
Paul Sutherland, Chairperson
Keyur Patel
Kristin Frank

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that this information be treated as “soliciting material” or specifically incorporate this information by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
On November 3, 2023, the audit committee appointed Frank, Rimerman + Co. LLP (“Frank Rimerman”) as Gaia’s new independent registered public accounting firm, effective as of November 3, 2023, to perform independent audit services for the fiscal year ending December 31, 2023. During the fiscal years ended December 31, 2021 and 2022, and through November 3, 2023, neither the company, nor anyone on its behalf, consulted Frank Rimerman regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the company, and no written report or oral advice was provided to the company by Frank Rimerman that was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
The following table presents fees for professional services rendered by Frank Rimerman and Armanino LLP (“Armanino”, our former independent registered public accounting firm) for the fiscal years ended December 31, 2024 and 2023:

Audit and Non-Audit Fees (in thousands)	Frank Rimerman 2024	Armanino 2024	Frank Rimerman 2023	Armanino 2023
Audit fees(1)	$275	$—	$346	$157
Audit-related fees(2)	58	37	—	150
Tax fees(3)	—	—	—	—
All other fees(4)	—	21	—	39
Total	$333	$58	$346	$346

(1)
Audit fees are fees that we have been billed for the audit of our annual consolidated financial statements included in our annual report on Form 10-K and review of unaudited consolidated financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the auditor in connection with business combination and statutory or regulatory filings or engagements; and all costs and expenses in connection with the above. The amounts shown for 2023 have been corrected to include the fees we have been billed for the audit of our annual consolidated financial statements that were incorrectly calculated in this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024.

(2)
Audit related fees are fees that are paid for significant, non-routine transactions that were not included in the original engagement letter. For 2024, this included the additional fees incurred for the registration statement on Form S-1, filed with the SEC on June 17, 2024 and registration statement on Form S-3, filed with the SEC on December 12, 2024. For 2023, this included the additional fees incurred for assistance with VAT audit risk and analysis as well as auditor transition and workpaper review. The amounts shown for 2023 have been corrected to include the fees we have been billed for the audit of our annual consolidated financial statements that were incorrectly calculated in this disclosure in the Definitive Proxy Statement on Schedule 14A filed in 2024.

(3)	Tax fees represent fees charged for services for tax advice, tax compliance, and tax planning.
(4)	All other fees consisted of annual licensing fees paid for Sage Intacct, our accounting software system. Armanino Solutions LLC is a value-added reseller of this system on behalf of Sage Intacct, Inc.
In accordance with the policies of our audit committee and legal requirements, all services to be provided by our independent registered public accounting firm are pre-approved by our audit committee. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to a year, and such services relate to a particular defined task or scope of work and are subject to a specific budget. In other cases, the chairperson of our audit committee has the delegated authority from our audit committee to pre-approve additional services, and such action is then communicated to the full audit committee at the next audit committee meeting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. If we need such services, we obtain them from other service providers.
Representatives of Frank, Rimerman + Co, LLP are expected to be present at our 2025 annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the SEC and to provide the company with a copy of those statements:
•	executive officers and directors of the company; and
•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the company.
Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2024, our directors, executive officers and greater than 10% stockholders timely filed all reports they were required to file under Section 16(a), with the exception of: one Form 4 unintentionally filed one day late on behalf of Paul Sutherland reporting a disposition of shares on December 10, 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
As part of our Code of Ethics, directors, officers, and employees are expected to make business decisions and take actions based upon the best interests of Gaia and not based upon personal relationships or benefits.
The board recognizes that some transactions, arrangements, and relationships present a heightened risk of an actual or perceived conflict of interest. While Gaia’s policy governing these transactions is not in writing, in response to an annual questionnaire, directors, director nominees, and executive officers are asked to submit a description of any ongoing or proposed transactions in which they have or will have a material interest. Directors and executive officers are expected to provide updates to the list of transactions during the year and submit any newly proposed transactions for review by management. Any related party transaction is reviewed by disinterested members of management and, if material, by disinterested members of our board or a committee thereof to ensure that the transaction reflects terms that are at least as favorable for us as we would expect in a similar transaction negotiated at arm’s length by unrelated parties.
Robert Grant, our director nominee, is the founder, Chairman and CEO of Crown Sterling Limited, an entity which invested a $1 million equity in Gaia in February 2025.
In April 2024, Gaia entered into a series of transactions with its subsidiary, Igniton, Inc., a Colorado corporation (“Igniton”), and a third-party entity to purchase a royalty free perpetual license for a total of $16.2 million of consideration, comprised of $10.2 million of cash, $5.0 million of common stock of Igniton and $1.0 million of Gaia’s equity security investment in Telomeron (the “License Purchase”). The license allows Gaia to utilize the technology developed by the third party. The License Purchase was funded through an equity financing through Igniton, which raised $6.8 million of cash, $5.0 million in Igniton stock issuance from third-party investors, and a $4.0 million investment from Gaia.
Subsequently, Igniton, and subsidiary of Gaia, closed a sale of 2,750,000 shares of Igniton common stock (the “Igniton Shares”) to certain funds managed by AWM Investment Company, Inc. (“AWM”), a significant shareholder of Gaia, for total net proceeds of approximately $3.2 million. Igniton’s total proceeds included an approximately $0.4 million premium that was passed to Gaia in exchange for the issuance to AWM of a non-transferable right granting AWM a one-time ability to sell the Igniton Shares to Gaia for the total net proceeds paid (the “Option”), payable at Gaia’s option, in cash or shares of Gaia’s Class A common stock having a value per share equal to the trailing 5-day average Volume-Weighted Average Price prior to the exercise of the Option.

SHAREHOLDER PROPOSALS
Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the SEC and our Bylaws. A shareholder who intends to present a proposal for action at our 2026 annual meeting of shareholders and who desires such proposal be included in our proxy materials pursuant to SEC Rule 14a-8 must submit the proposal to us at our principle executive offices at not later than 5:00 p.m. Mountain Standard Time on December 9, 2025, unless the date of our 2026 annual meeting is more than 30 days before or after May 8, 2026, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under SEC rules.
In addition, under the terms of our Bylaws, a shareholder who otherwise desires to present a proposal for action or to nominate directors (other than proposals submitted pursuant to Rule 14a-8 promulgated under the Exchange Act) at our 2026 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than January 28, 2026 and no later than 5:00 p.m. Mountain Standard Time on February 22, 2026. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2026 annual meeting of shareholders. Shareholder notices must contain the information required by our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Gaia’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2026, however if the date of the 2026 annual meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made.
All proposals or other notices should be addressed to us at 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, Gaia, Inc.
If we do not have notice of a matter to come before our 2026 annual meeting of shareholders before the deadlines described above, your proxy card for such annual meeting will confer discretionary authority to vote on such matter.
DELIVERY OF MATERIALS
SEC rules permit a single set of annual reports, or proxy statements as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report or proxy statement as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports or proxy statements and wish to receive a single set of annual reports or proxy statements as applicable, in the future, please contact Broadridge Financial Solutions, Inc. in writing by mailing to Broadridge Financial Solutions, Inc., Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling (800) 542-1061. You can also contact us by calling (303) 222-3600.
We will provide without charge to any beneficial owner of our Class A common stock as of the record date a copy of our annual report on Form 10-K, including the financial statements, upon written or oral request at the following address and telephone number: Gaia, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, (303) 222-3600. We will also provide a list briefly describing any exhibits not contained in our annual report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD
Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to the Gaia Board of Directors, c/o Corporate Secretary, Gaia, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.
OTHER MATTERS
Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the annual meeting, other than business pertaining to the matters set forth in the notice of annual meeting and this proxy statement. However, if other matters requiring the vote of the shareholders are properly brought before the annual meeting, it is the intention of the person named in the enclosed proxy to vote the proxies held by him in accordance with his best judgment on such matters.
YOUR VOTE IS IMPORTANT
WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

Gaia

GAIA, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GAIA2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71023-P29578 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GAIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jirka Rysavy
02) Kristin Frank
03) Keyur Patel
04) Paul Sutherland
05) Anaal Udaybabu
06) Robert Grant

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve the amendment to the Gaia, Inc. 2019 Long-Term Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

V71024-P29578

GAIA, INC.
Annual Meeting of Shareholders
May 8, 2025 9:30 AM MT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jirka Rysavy, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this card, all of the shares of Class A common stock of GAIA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 AM, MT on May 8, 2025, virtually at www.virtualshareholdermeeting.com/GAIA2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side